The securities discussed by this product summary supplement are unsecured debt securities issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. Thus all payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Key risks associated with ELKS” beginning on page 3 and the accompanying Product Supplement.The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The information in this product summary supplement is not complete and may be changed. This product summary supplement is not an offer to sell these securities and it is not soliciting an offer to buy the securities in any jurisdiction where the offer or sale is not permitted.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or determined that this product summary supplement and the accompanying product supplement, prospectus supplement and prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

The product supplement, prospectus supplement and prospectus referenced below contain certain general terms of ELKS. The specific terms of any offering of ELKS will be set forth in a pricing supplement for that offering, which may add, update or modify any information in this document or the product supplement, prospectus supplement or prospectus. If any information in the applicable pricing supplement is inconsistent with the other offering documents, including this document, you should rely on the information in that pricing supplement. You should read the applicable pricing supplement together with the product supplement, prospectus supplement and prospectus before making a decision to invest in any ELKS. You may access the product supplement, prospectus supplement and prospectus on the SEC website at www.sec.gov as follows:

Product Supplement No. ES-01-08 dated May 11, 2021

Prospectus Supplement and Prospectus each dated May 11, 2021

Citigroup Global Markets Holdings Inc. 2 What are ELKS or Reverse Convertibles ? • Equity - LinKed Securities ( ELKS), are unsecured debt securities of the issuer, and like conventional debt, the interest on the securities is fixed and not contingent on market returns. • However, unlike conventional debt, ELKS may not return a fixed amount of principal at maturity, depending upon the performance of an “Underlying” asset or the worst performing of multiple assets. • On the downside, ELKS generally offer contingent protection, meaning they will return full principal as long as the Underlying does not drop below a specified level, but there is exposure to the full downside of the Underlying if its performance drops below the Final Barrier Level on the final valuation date . • ELKS typically have a fixed maturity between 3 month s and 18 months. Who might be interested in ELKS ? • Investors looking for potential above - market yields. • Investors with a moderately bullish or range - bound trading view of the Underlying . • Investors comfortable with the risks of owning the Underlying outright. What benefits specific to ELKS should you be aware of? • The periodic coupons on ELKS offer the potential to earn a yield that is higher than what is offered in traditional fixed income markets. • ELKS offer full protection on the downside , as long as the U nderlying does not fall below a specified Final B arrier Level on the final valuation date, subject to the credit risk of the issuer and guarantor. What risks specific to ELKS should you be aware of? • ELKS are not principal protected and thus you could receive significantly less than the initial amount you invest. • Though the coupons are fixed, the principal protection (subject to the credit risk of the issuer and guarantor) is contingent upon the performance of the Underlying. T here is no guarantee you will receive a return of your initial investment . For additional risks, please see the ”Key risks associated with ELKS ” on the following page. For a full description of the risks involved with this type of investment, please review the “Key Risks Relating to the Securities” in any ELKS pricing supplement. Ov e r v i e w Sample ELKS Terms Issuer Citigroup Global Markets Holdings Inc., guaranteed by Citigroup Inc. Underlying(s) ABC Stock Tenor 1 year (non - callable) Final Barrier Level 70% of Initial Stock Level Fixed Coupon 12% per annum payable monthly (1.00% per month), irrespective of the performance of ABC Stock Payment at Maturity If ABC Stock closes at or above the Final Barrier Level on the final valuation date, investors receive their principal plus a final monthly coupon is paid Otherwise, investors receive a final monthly coupon plus shares of ABC Stock as if purchased on trade date or the cash equivalent (meaning a loss equal to the loss in the stock) What are examples of potential variations of a typical ELKS? • Parameters such as the tenor, coupon frequency, Final Barrier Level and Underlying may vary between specific offerings. • In the most commonly traded ELKS, the Barrier can only be triggered by the Underlying on the final valuation date , also known as a European Barrier. ELKS can also be issued with Barriers that can be triggered during the life of the securities, from the trade date until maturity, either intraday (American Barrier) or at the close each day (Daily Close). Given the higher risk of a Barrier trigger with American or Daily Close Barriers, they offer a higher yield than comparable securities with a European Barrier. • Another structural variation involves replacing the barrier with a buffer on the downside. For instance, rather than have a barrier which if triggered provides full downside risk to the Underlying, ELKS can also be structured with a buffer and no barrier, such that investors have a fixed participation in the downside of the Underlying, but subject to a buffer that absorbs the first, say, 10% losses in the Underlying. • Other potential structural variations include ‘Issuer callable’ ELKS whereby the issuer has the right to early redeem the securities at 100% prior to maturity, on specific dates. Another variation is ‘Auto callable’ ELKS whereby the securities will be automatically early redeemed at 100%, subject to the Underlying closing above pre - defined levels on specific observation dates. These features typically enhance the yield relative to a non - callable ELKS, due to the risk of early redemption in scenarios, typically when the Underlying performs positively.

Citigroup Global Markets Holdings Inc. 3 You may lose a significant portion or all of your investment Unlike conventional debt securities, ELKS do not repay a fixed amount of principal at maturity. Instead, the payment at maturity will depend on the performance of the Underlying . If the Underlying depreciates below its F inal B arrier L evel, investors will lose 1% of the stated principal amount of the ELKS for every 1% by which the Underlying has depreciated from its initial level. ELKS linked to the worst performing of multiple Underlyings hav e heightened risks If an ELKS is linked to the worst performing of multiple Underlyings , all that is required for the ELKS to perform poorly is for one Underlying to perform p oorly, regardless of th e performance of the others. For these ELKS , the less correlated the Underlyings , the higher the risk, because the greater the likelihood that any one Underlying will perform poorly. ELKS offer downside exposure, but no upside exposure, to the Underlying Although investors in ELKS have downside risk with respect to the Underlying , investors in ELKS will not receive dividends or participate in any appreciation of the Underlying . The securities are subject to the credit risk of the issuer and guarantor If the issuer or guarantor defaults on their obligations, holders of ELKS may not receive anything owed to them under the securities. ELKS will not be listed on any securities exchange and holders may not be able to sell them prior to maturity ELKS will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the ELKS . The value of ELKS prior to maturity will fluctuate based on many unpredictable factors The value of ELKS prior to maturity will fluctuate based on the price and volatility of the Underlying and a number of other factors, including the dividend yield on the Underlying , interest rates generally, the time remaining to maturity and the issuer’s creditworthiness. The value of ELKS at any time prior to maturity may be significantly less than the issue price. Investors may not receive the benefit of the barrier in any sale prior to maturity. The issuer and its affiliates may have conflicts of interest with investors The issuer and its affiliates may have a number of conflicts of interest with investors in the ELKS as a result of their hedging, trading and other business activities. The United States federal tax consequences of an investment in the ELKS are uncertain There is no direct legal authority regarding the proper U.S. federal tax treatment of ELKS, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of these investments are unclear. In light of the uncertain treatment, non - U.S. investors should be aware of the possibility that some or all of each coupon payment paid in respect of the ELKS may be subject to withholding tax at a rate of 30% (or lower rate under a tax treaty). Investors should refer to the applicable offering document(s) for each ELKS regarding its U.S. federal tax treatment. No assurance can be given that the IRS will agree with the treatment described in the offering document(s) for a particular ELKS. Citigroup Inc., its affiliates, and employees do not provide tax or legal advice. Investors should consult with their own professional adviser on legal and tax matters before investing in any ELKS. Key Risks Associated with ELKS

Citigroup Global Markets Holdings Inc. 4 Principal Returned & F in a l Co upo n Paid Final Coupon Paid & Loss Equal to Loss on Underlying Each ELKS will generally specify the following terms: Coupon Rate A fixed rate coupon with a defined payment frequency level . Final Barrier Level A level, such as 7 0% of the initial price of the Underlying , which indicates the level of contingent downside protection the security provides. If the Underlying drops below the Final Barrier Level on the final valuation date , the investor is exposed to any negative return of the Underlying . If the Underlying is above the Final Barrier Level on the final valuation date , the investor is protected from any negative return of the Underlying , subject to the credit risk of the issuer and guarantor . How Do ELKS Work? 0% Initial Underlying Level Months 1 Underlying Level 100% 80% 60% 40% 20% 120% M a t ur i t y (Month 12) Co upo n P a id Final Barrier Level Is Underlying ≥ Final Barrier Level ? Principal Returned + Final Coupon Paid y e s no T he amount you receive at maturity can be determined by answering the following questions: Another way to visualize this is through the following chart, assuming a hypothetical Final Barrier Level of 70%: Final Coupon Paid and Investors Receive Shares of Underlying or Cash Equivalent These shares will have depreciated equal to the depreciation of the Underlying and thus investors will receive less than their Initial Investment. Co upo n P a id Co upo n P a id Co upo n P a id Co upo n P a id Co upo n P a id Co upo n P a id Co upo n P a id 2 3 4 5 6 7 8 9 10 11 Monthly coupons of 1% (12% p.a.)

Citigroup Global Markets Holdings Inc. 5

ELKS Hypothetical Scenarios

The scenarios below illustrate hypothetical total returns you might receive with an investment in an ELKS for a range of hypothetical Underlying performances over the term of the securities. The examples below are based on an ELKS linked to the hypothetical "ABC" stock, with a 1-year tenor, a monthly fixed coupon of 12% per annum and a 70% Final Barrier Level.

Scenario 1


ABC Stock Return
40%
20%
0%
-20%
-40%
3Mo
6Mo
9Mo
1Yr
Initial Underlying Level
Final Barrier Level
ABC Stock

- ABC Stock appreciates in value over the term of the Notes
- The security pays a fixed monthly coupon of 1% per month (12% per annum) and the investor receives the initial principal invested at maturity
- The total return of the investment is 1% per month over 12 months, or 12% per annum

Scenario 2


ABC Stock Return
40%
20%
0%
-20%
-40%
3Mo
6Mo
9Mo
1Yr
Initial Underlying Level
Final Barrier Level
ABC Stock

- ABC Stock depreciates in value over the term of the Notes but ends above the Final Barrier Level
- The investor receives twelve 1% coupon payments and the principal investment is returned
- The total return of the investment is 1% per month over 12 months, or 12% per annum

Scenario 3


ABC Stock Return
40%
20%
0%
-20%
-40%
3Mo
6Mo
9Mo
1Yr
Initial Underlying Level
Final Barrier Level
ABC Stock

- ABC Stock depreciates in value over the term of the Notes and is down 35% at maturity, which is below the Final Barrier Level
- The investor receives twelve 1% coupon payments over 12 months and shares of ABC Stock are delivered at maturity which are worth just 65% of the initial investment
- The investor has lost 35% of the initial investment, which net of the 12% of monthly coupon payments provides a total return of negative 23%
- If ABC Stock loses all of its value, the investor will lose 88% of the initial investment

Citigroup Global Markets Holdings Inc. 7 Sales Information ELKS are available through periodic investment offerings as well as through the customized solutions platform for ultra high net worth clients. For current offerings of ELKS , as well as other structured investment offerings, please contact your Investment Professional or Financial Advisor. Other Information Any figures or terms provided in this product brochure are sample product terms, illustrative and are no indication of what final terms or a ctual returns will be. This product summary supplement does not consider the effect taxes and fees will have on your returns. The terms of each security vary from offering to offering. For terms relating to particular offerings, including direct and indirect risks and other material considerations, you should refer to that product’s offering documents. Citigroup Global Markets Inc. and its affiliates (“Citi”) do not guarantee that a secondary market will develop in any ELKS . If a secondary market does develop it may not be liquid and may not continue for the term of the security. If the secondary market is limited there may be few buyers should you choose to sell the security prior to maturity and this may reduce the price you receive. There is no guarantee that investors wishing to liquidate an investment in such securities prior to the stated maturity will receive a price equal to or in excess of the initial principal amount invested. The value of ELKS may rise as well as fall during the term of the security and the return on any product may be lower than what could be earned on a conventional investment of similar duration and credit risk. For each product, investors assume the full credit risk of the issuer and guarantor of issuer’s obligations. The deterioration of the credit of any of these entities may result in the loss of your principal invested. Products may provide for adjustments to be made to their final terms during their term due to certain events including corporate actions, mergers and acquisitions, divestitures, price source disruption, trading suspension and material change in index formula and/or index content. Citi may at any time hold long or short positions. Accordingly, Citi may actively trade these and related securities for its own account and those of its customers and, at any time, may have long or short positions in and buy and sell, the securities, commodities, futures, options, derivatives or other instruments and investments identical with or related to those mentioned in this product summary supplement. Before making an investment in a specific ELKS , you should obtain and carefully read the offering documents relating to that offering, which will contain additional information needed to evaluate the investment and provide important disclosures regarding risks, fees and expenses. Additionally, such offering documents will contain the only complete description, and final terms, of the terms and conditions of that offering. Before making any commitment to invest, you should take whatever business, legal, tax, accounting or other advice you consider necessary given your particular circumstances . If you invest in an ELKS , you are responsible for any tax lawfully due from you on the income or gains arising from such investment. Citi does not provide business, legal, tax or accounting advice and makes no representation in respect of any of them. ELKS are not deposits and are neither obligations of nor guaranteed by Citibank, or any governmental entity or agency. If you have any doubt about the suitability of these investments, you should contact your own advisers for advice. Additional Information

©2021 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its subsidiaries and are used and registered throughout the world. Learn More Please contact your Investment Professional if you are looking to potentially buy ELKS. Financial Advisors and Distribution partners may contact our sales professionals at: +1 (212) 723 - 3916 (Citi private banking channel) +1 (212) 723 - 7288 (Citi consumer banking channels) +1 (212) 723 - 3136 (external channels) At Citi, our talented professionals are dedicated to delivering innovative value added investments and services to our clients across the globe.